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Exhibit 16.1


September 10, 2001

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549


Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on September 10, 2001 to be filed by our former client, the Cash Technologies, Inc. We agree with the statements made in response to that
Item insofar as they relate to our Firm.


Very truly yours,

BDO Seidman, LLP.